Filed Pursuant to Rule 424(b)(3)
File No. 333-169200

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED MAY 23, 2012

Common Stock

This Prospectus Supplement No. 5 supplements and amends the prospectus dated May 23, 2012, as amended and supplemented by the Prospectus Supplement No. 1 dated May 30, 2012, the Prospectus Supplement No. 2 dated August 21, 2012, the Prospectus Supplement No. 3 dated October 31, 2012, and the Prospectus Supplement No. 4 dated November 13, 2012, which we collectively refer to as the Prospectus, which forms part of our Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (Registration Statement No. 333-169200).  The Prospectus relates to the disposition from time to time of up to 1,502,468 shares of our common stock that we may issue to Dutchess Opportunity Fund, II, LP ("Dutchess"), pursuant to an Investment Agreement between us and Dutchess, dated July 7, 2010. We are not selling any common stock under the Prospectus or this Prospectus Supplement No. 5, and will not receive any of the proceeds from the sale of shares by the selling stockholder.

We are filing this Prospectus Supplement No. 5 to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in the current reports described below.

This Prospectus Supplement No. 5 includes our two Current Reports on Form 8-K, filed with the Securities and Exchange Commission on December 10, 2012 and December 18, 2012, respectively.

This Prospectus Supplement No. 5 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto.  This Prospectus Supplement No. 5 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.  All references in the Prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

Our common stock is listed on the Nasdaq Global Select Market under the symbol "IBCP."  As of December 19, 2012, the closing sale price for our common stock on the Nasdaq Global Select Market was $3.64 per share.

Investing in our common stock involves risks.  These risks are described under the caption "Risk Factors" beginning on page 7 of the Prospectus, as the same may be updated in prospectus supplements.

The shares of common stock offered are not savings accounts, deposits, or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2012.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 10, 2012

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-7818	38-2032782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 West Main Street	48846
Ionia, Michigan	(Zip Code)
(Address of principal executive office)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD

On December 10, 2012, Independent Bank Corporation issued the press release attached as Exhibit 99.1 to this Form 8-K, which is hereby incorporated by reference. This Report and the Exhibit are furnished to, and not filed with, the Commission.

Item 9.01.	Financial Statements and Exhibits

Exhibits.

99.1	Press release dated December 10, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date	December 10, 2012	By:	s/Robert N. Shuster
Robert N. Shuster, Principal Financial Officer

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Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. (Brad) Kessel, President, 616.447.3933
Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES COMPLETION OF BRANCH SALE TRANSACTION

IONIA, Mich., Dec. 10, 2012 — Independent Bank Corporation (NASDAQ: IBCP) today announced that on Friday, Dec. 7, 2012, its subsidiary bank, Independent Bank, closed on the transaction to sell 21 of its branches to Chemical Bank, headquartered in Midland, Michigan.  The branches sold included 6 branch locations in the Battle Creek market area and 15 branch locations in Northeast Michigan.

The transaction resulted in the transfer of approximately $405 million of deposits to Chemical Bank in exchange for the payment of a deposit premium of approximately $11.5 million.  This represents a deposit premium of 4.0% on certain core deposits, 3.0% on other core deposits and 1.5% on certain “out of market” deposits.  Chemical Bank also purchased (at a discount of 1.75%) certain loans totaling approximately $45 million, which were related to the sold branches. These amounts are subject to adjustment based on a final settlement that will occur prior to year end.

The Company expects to report a net gain on this branch sale of approximately $5.4 million in the fourth quarter of 2012 as well as an increase in Tier 1 capital of approximately $8.0 million.  This gain is net of transaction costs and expenses, loss on the sale of loans, loss on the sale of fixed assets, and existing allocated core deposit intangibles. On a pro forma basis using Sept. 30, 2012 financial data, the sale of the branches is projected to increase Independent Bank's Tier 1 capital ratio from 7.29% to 7.96% (based on estimated average total assets for the fourth quarter of 2012) and its total risk-based capital ratio from 13.22% to 14.31% (based on estimated risk weighted assets at Dec. 31, 2012).  If the Tier 1 Capital ratio was calculated based on estimated total assets at Dec. 31, 2012 (rather than estimated average total assets for the fourth quarter of 2012) this ratio would be approximately 9.12%.

Following this transaction, Independent Bank will continue to operate approximately 70 branch locations throughout Michigan.

Stifel Nicolaus Weisel (financial advisor) and Varnum LLP (outside legal counsel) represented the Company in this branch sale.

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About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.0 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank has received the “Highest Customer Satisfaction with Retail Banking in the North Central Region” from the J.D. Power and Associates 2012 Retail Banking Satisfaction StudySM.  The J.D. Power and Associates study results are based on experiences and perceptions of consumers surveyed January-February, 2012. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 17, 2012

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-7818	38-2032782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 West Main Street	48846
Ionia, Michigan	(Zip Code)
(Address of principal executive office)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, the Board of Directors (the "Board") of Independent Bank Corporation (the "Company") authorized the appointment of William (Brad) Kessel to Chief Executive Officer of the Company and its wholly-owned subsidiary, Independent Bank (the "Bank"), effective as of January 1, 2013.  The Board also appointed Mr. Kessel to the Board of Directors of the Company and the Bank, effective as of the same date.

These actions are consistent with the senior management succession plan adopted by the Board in February of 2011.  Under that plan, Mr. Kessel was appointed to serve as the Company's President, effective as of April 1, 2011.  As of January 1, 2013, he will serve as Chief Executive Officer and President of the Company and the Bank.  Mr. Magee, the Company's current CEO, will continue to serve as a director of the Company and the Bank, and, as previously announced, will serve as Executive Chairman of both Boards, effective as of January 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

/s/ Robert N. Shuster
Date: December 18, 2012	By:	Robert N. Shuster
	Its:	Executive Vice President and
Chief Financial Officer